Miller Petroleum Partners with Atlas America for Gas Exploration and Drilling

Thursday, June 19, 3:57 PM ET

Settles Claims with Wind City

Huntsville, Tennessee, June 19/PRNewswire – FirstCall/– Miller Petroleum, Inc. (PinkSheets: MILL.PK) today announced that it had entered into a transaction with a subsidiary of Atlas Energy Resources, LLC (NYSE:ATN) whereby Miller has assigned to Atlas (i) a 100% working interest and 80% net revenue interest in its oil and gas leases comprising 27,620 acres in Koppers North and Koppers South in Campbell County, Tennessee; (ii) a 100% working interest in eight existing wells on the Koppers acreage; and (iii) a 100% working interest and 82.5% net revenue interest in oil and gas leases comprising of 1,952 acres adjacent to the Koppers acreage.

Deloy Miller, Chairman and Chief Executive Officer of Miller, said, “This is a momentous deal for Miller shareholders and a tremendous time to be in the oil and gas exploration and drilling business. We’re very excited about the opportunity to partner with Atlas, which is one of the leading oil and gas exploration and drilling companies in the United States.”

The agreement with Atlas also provides for Miller, at its option, to participate in up to ten wells to be drilled on the assigned acreage at up to a 25% working interest. In addition, Miller and Atlas entered into a two-year drilling contract, with Miller acquiring two rigs to drill wells for Atlas in Tennessee.

Miller and Atlas also entered into a natural gas transportation agreement; and a natural gas processing agreement pursuant to which Atlas will, for a fee, provide transportation and natural gas processing services to Miller and deliver back to Miller natural gas with a heating value of 1,100 BTUs per cubic foot.

Settlement with Wind City

Miller settled all claims in Tennessee and New York with Wind City Oil & Gas LLC and affiliates in exchange for a payment to Wind City of $10.6 million, Wind City and/or its affiliates returned to Miller all leases previously assigned by Miller as well as the 2,900,000 shares of Miller common stock previously issued to Wind City.

About Miller Petroleum

Miller is an oil and gas exploration and production company actively engaged in the exploration, development, production and acquisition of crude oil and natural gas primarily in eastern Tennessee.

About Atlas

Atlas Energy Resources, LLC develops and produces domestic natural gas and to a lesser extent, oil. Atlas Energy is one of the largest independent energy producers in the Appalachian Basin and northern Michigan. Atlas Energy sponsors and manages tax-advantaged investment partnerships, in which it co-invests, to finance the exploration and development of its acreage in the Appalachian Basin. Atlas Energy is active principally in Pennsylvania, Michigan and Tennessee. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact Investor Relations at bbegley@atlasamerica.com.